Exhibit 99.1

Source: Empire Energy Corporation International

FOR IMMEDIATE RELEASE

For more information, contact: +1(913) 469-5615

Malcolm Bendall, President

Renner Business Center

16801 West 116th Street

Lenexa, KS 66219-9603

U.S.A.

Empire 10-KSB includes arrival of own drill rig in Tasmania and other significant seismic, technical and financial achievements and plans

LENEXA, Kan.—(BUSINESS WIRE)—April 18, 2007—Empire Energy Corporation International (“Empire”) (OTCBB:EEGC—News) announces a year of substantial progress throughout 2006. Through a series of equity and debt financings and in January 2007, the sale of 4.5 million shares in Zeehan Zinc Limited common stock, realizing US$4.5 million (AUD $5.7 million), Empire has increased it’s total assets from US$6.0 million to US$15.2 million, a 153 per cent increase. In addition our claimed cumulative expenditure on Special Exploration License 13/98 amounted to USD$26.5 million (AUD$33.6 million) as at March 31, 2007 compared to the license mandatory expenditure requirement to the end of September 2009 of US$17.0 million, (AUD$21.5 million).

Further fundraising activities are planned to provide the necessary financial resources to sustain an aggressive exploration program. As part of this strategy, and following the highly successful listing on the Alternative Investment Market (AIM) of Zeehan Zinc Limited by Libertas Capital Group plc (London) an additional agreement has been signed with the intention to list in the United Kingdom Empire and/or the Great South Land Minerals Limited oil and gas assets and our food business subsidiary Pacific Rim Foods Limited.

Empire, through its wholly owned subsidiary Great South Land Minerals Limited, is currently completing a AUD $4.4 million seismic study being implemented by Terrex Seismic of Perth, Australia to define more accurately the prospects and exact drill site locations. To date, Terrex Seismic has completed over 1000 line kilometres of 2D seismic and the 2007 program is proceeding in line with our operational plans and over 250 line kilometres of seismic has been completed since March 2007. The agreement with Terrex calls for 2D seismic spread throughout the Special Exploration License 13/98 which covers 15,035 square kilometres, especially focusing on our two biggest structures, Bellevue and Thunderbolt.

Through its wholly owned subsidiary Great South Land Minerals Limited, a new petroleum drill rig manufactured by George E. Failing Company in Enid, Oklahoma USA has been purchased and is presently in Tasmania being made compliant to Australian standards prior to commencing operations. Fourteen exploratory wells are planned to be drilled between 2007 and 2009. This rig was purchased in response to the shortage of petroleum drill rigs in Australia and now gives the company control over the timing of drilling operations. Given the large number of reports required by the Government for each drill hole and the general regularity environment it will take much longer to obtain regulatory approval for drilling than to actually drill a well with this new rig.

Regulatory approval has been received to drill the first four exploratory wells and drilling is expected to begin as soon as the rig is certified to Australian standards. Environmental surveys have been completed on the proposed seismic lines in the Central Highlands of Tasmania and landowner approvals have been obtained.

Empire’s Chairman and CEO Malcolm Bendall said:

“This has been a long road establishing the financial and technical conditions precedent and obtaining the necessary financial and human resources but we have achieved this and are now in a position to move forward to aggressively drill for economic accumulations of oil and gas on our Special Exploration License  13/98 in Tasmania. During the year the company leased new premises in Hobart appropriate for the expanded activities but has retained its former offices as a dedicated seismic interpretation and geospatial and information systems facility. It has also acquired sophisticated seismic interpretation software to assist with definition of potential drill sites. We have systematically gathered the necessary gravity and seismic information and drilling equipment to give us the very best chance for success by accurately defining the apex of our world class large anticlinal (domal) structures.”

Empire is traded on the OTC market in the USA under the symbol EEGC.OB

Further information on Empire can be found at www.empireenergy.com/

This press release contains forward-looking statements based on our current expectations about our company and our industry. You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire’s ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

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